For Immediate Release
January 22, 2010

  AJS BANCORP, INC. ANNOUNCES REGULAR FIRST QUARTER DIVIDEND

The Company’s Board of Directors announced today that it has declared a quarterly cash dividend of $0.11 cents per share.  The dividend is payable on February 26, 2010, to stockholders of record on February 12, 2010.  AJS Bancorp, MHC (the “MHC”) intends to waive 100% of the quarterly dividend due on its 1,227,554 shares.  At December 31, 2009, cash at the holding company totaled $6.5 million.  At December 31, 2009 the Bank’s tier 1 capital and tangible capital ratios were 9.54%, and its risk-based capital ratio was 21.3%.

AJS Bancorp, Inc. is the parent holding company of A.J. Smith Federal Savings Bank located in Midlothian, Illinois.  In addition to the home office the Company has two branch offices in Orland Park, Illinois.